Exhibit 10.21.7
SECOND AMENDMENT TO
PIER 1 IMPORTS, INC.
2006 STOCK INCENTIVE PLAN
     WHEREAS, Pier 1 Imports, Inc. has heretofore adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) effective March 23, 2006;
     WHEREAS, the Plan was amended by a First Amendment to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan effective June 22, 2006;
     NOW, THEREFORE, the Plan is amended as follows:
     1. The term “Director Annual Retainer Payment” means the portion of a Director Compensation Payment that includes the Director’s base annual retainer payment, excluding any payments for meeting fees and/or retainer payments for any committee chair position or the chairman of the board position.
     2. Each Director who is not an employee currently receives a percentage of such Director’s Director Compensation Payment in the form of deferred stock units in lieu of cash (for purposes of this Amendment, such percentage is referred to as the “2007 Percentage”). The 2007 Percentage for each Director is fifty percent (50%) of the Director Compensation Payment plus any additional portion of the remaining fifty percent (50%) of such payment as elected by the Director prior to January 1, 2007 for deferral in 2007. Effective as of March 4, 2007, the amount of deferred stock units credited a Director for 2007 shall be in an amount equal to (i) 1.25 times the 2007 Percentage of the Director’s Director Annual Retainer Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Annual Retainer Payment amount would otherwise have been paid to the Director in cash, plus (ii) the 2007 Percentage of the Director’s Director Compensation Payment (less the portion attributable to the Director Annual Retainer Payment) divided by the Fair Market Value of a share of Common Stock determined as of the date that such portion of the Director Compensation Payment amount would otherwise have been paid to the Director in cash.
     3. Effective as of January 1, 2008, subsection (a) of Paragraph XI of the Plan is replaced with the following:
          “(a) Director Deferred Stock. A Director Deferred Stock Unit Award provides deferral of part or all of a Director’s Director Compensation Payment into deferred stock units. Director Deferred Stock Unit Awards shall only be available to Directors who are not employees. A Director Deferred Stock Unit Award is a right to receive shares of Common Stock based upon a bookkeeping entry referencing a value expressed by reference to shares of Common Stock. Each Director who is not an employee (other than certain Directors who made irrevocable elections in 1999 not to participate under the Pier 1 Imports, Inc. Deferred Stock Program) may elect, in lieu of being paid any portion of a Director Compensation Payment in cash, to be awarded deferred stock units in an amount equal to the dollar amount of such Director Compensation Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Compensation Payment amount would otherwise have been paid to the Director in Cash. Any such election shall be made in whole percentages, on a form prescribed by the Company, at the same percentage for all components of the Director Compensation Payment (i.e., such percentage would apply equally to the Director Annual Retainer Payment and any other fees included in the Director Compensation Payment). Any such election must be made on or before the December 31 of the calendar year prior to the calendar year in which the services for the Director Compensation Payment which such Director is deferring into deferred stock units will be rendered, and any such election shall be irrevocable as of such December 31. Any Director who elects to have all or any portion of such Director Compensation Payment credited to such Director in the form of deferred stock units, in lieu of being paid to such Director in cash, shall be awarded additional deferred stock units in an amount equal to .25 times the dollar amount of the deferred portion of the Director Annual Retainer Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Compensation Payment amount would otherwise have been paid to the Director in cash.
     4. All terms used in this Second Amendment, unless specifically defined herein, have the same meanings attributed to them in the Plan. As amended hereby, the Plan is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the party hereto has caused this Second Amendment to be executed effective as of March 4, 2007.

PIER 1 IMPORTS, INC.

By:
Gregory S. Humenesky